Exhibit 99.1

First Community Corporation

5455 Sunset Blvd.,

Lexington, SC 29072,

P.O. Box 64,

Lexington, SC 29071

Tel: 803-951-2265

News Release

For Release July 6, 2011, 3:00 p.m.

First Community Bank to Expand its Residential Mortgage Business Unit

Lexington, SC — July 6, 2011, First Community Bank announced today its plans to expand its residential mortgage business unit with the acquisition of the assets of Palmetto South Mortgage Corporation.  Founded in 2001 and headquartered in Columbia, South Carolina, Palmetto South offers mortgage loan products for home purchase or refinance in the South Carolina market area.  Mike Crapps, President and CEO of First Community Bank commented, “The acquisition of Palmetto South Mortgage is a great match with our bank’s philosophy of combining quality financial products with an exceptional level of customer service”.  This new division of the bank will continue operating under the Palmetto South name and under the leadership of Greg McCoy and Charlie Branham.  Greg McCoy, president of Palmetto South noted, “Our customers will continue to receive the same level of superior customer service with the added benefit of even more mortgage product options.”  The transaction is scheduled to close effective July 31, 2011 and is structured as an asset purchase.   The acquisition price will be paid during a three year earn out period with the actual amount calculated based on the achievement of certain profitability metrics.

The addition of Palmetto South represents the fifth acquisition for First Community Bank, which has previously acquired two bank holding companies, Dutch Fork Bancshares and its subsidiary Newberry Federal Savings Bank and DeKalb Bankshares and its subsidiary The Bank of Camden; as well as two financial planning and investment advisory companies, EAH Financial Group and Pooled Resources, which were merged to form First Community Financial Corporation.  Mike Crapps noted, “The addition of Palmetto South Mortgage to the First Community family allows our bank to continue growth in our mission to be the provider of choice for financial solutions through our banking, residential mortgage, and financial planning/investment advisory business units”.

First Community Bank is a wholly owned subsidiary of First Community Corporation (Nasdaq:  FCCO).  First Community operates eleven banking offices in the midlands of South Carolina and a financial planning and investment advisory firm located in downtown Columbia, South Carolina.